Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of October 1, 2019, is entered into between GlassBridge Enterprises, Inc., a Delaware corporation (“Seller”), and ORIX PTP HOLDINGS, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Imation Enterprises Corp., a Delaware corporation (the “Company”); and

WHEREAS, immediately prior to the Closing (as defined below), the Company issued to Seller (i) a promissory note, dated as of September 30, 2019, in the original principal amount of $9,000,000 and with a maturity date of September 30, 2026 (“Levy Note”) and (ii) a promissory note, dated as of September 30, 2019, in the original principal amount of $4,000,000 and with a maturity date of September 30, 2026 (“Sport-BLX Note” and collectively with the Levy Note, the “Notes”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, 201 shares of Common Stock of the Company (the “Shares”), which constitutes 20.10% of the issued and outstanding shares of Common Stock of the Company, and the Notes (collectively with the Shares, the “Securities”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Securities, free and clear of any liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind other than pursuant to applicable securities laws (“Encumbrances”), for the consideration specified in Section 1.2.

Section 1.2 Purchase Price. The aggregate purchase price for the Securities shall be $17,562,700 (the “Purchase Price”). Buyer shall pay the Purchase Price to Seller at the Closing in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.2 of the Disclosure Schedules. Seller and Buyer agree that the Purchase Price shall be allocated among the Securities for all purposes (including tax and financial accounting) as shown on the allocation schedule attached hereto as Exhibit A.

Section 1.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Norton Rose Fulbright US LLP, New York, New York, or on such other date or at such other place as Buyer and Seller may agree in writing. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 11:59 p.m. on the Closing Date.

Section 1.4 Transfer Taxes. Buyer and Seller shall each pay one-half (1/2) of any sales, use or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

Section 1.5 Withholding Taxes. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Seller hereunder. Buyer acknowledges and agrees that if Seller delivers a completed Form W-9 (Request for Taxpayer Identification Number and Certification), there will not be any amount deducted or withheld from the Purchase Price.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE 2 are true and correct as of the date hereof. For purposes of this ARTICLE 2, “Seller’s knowledge” shall mean the actual knowledge of any director or officer of Seller or the Company and any Subsidiary, or what such director or officer would reasonably be expected to have knowledge of after due inquiry of such person’s direct reports or, if different, the person at the Company or such Subsidiary who is likely to have the relevant knowledge as to the subject matter of the applicable representation and warranty.

Section 2.1 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject as to enforcement to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 2.2 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the respective properties owned or leased by it or the operation of its respective business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the documents to be delivered hereunder will be duly authorized on or prior to the Closing.

Section 2.3 Subsidiaries; Equity Interests.

(a) Except as disclosed in Section 2.3(a) of the Disclosure Schedules, the Company does not have any Subsidiaries, and all of the outstanding Equity Interests (as defined herein) in such Subsidiaries set forth in Section 2.3(a) of the Disclosure Schedules have been validly issued, are fully paid and nonassessable and are owned by the Company in the amounts specified in Section 2.3(a) of the Disclosure Schedules, free and clear of all Encumbrances, other than pursuant to applicable securities laws.

(b) Except as disclosed in Section 2.3(b) of the Disclosure Schedules, neither the Company nor any Subsidiary owns, nor has any Equity Interests in any other Person (except, in the case of the Company, for Equity Interests owned in the Subsidiaries as disclosed in Section 2.3(a) of the Disclosure Schedules), and all of the outstanding Equity Interests disclosed in Section 2.3(b) of the Disclosure Schedules have been validly issued, are fully paid and nonassessable and are owned by the Company or any Subsidiary, as applicable, in the amounts specified in Section 2.3(b) of the Disclosure Schedules, free and clear of all Encumbrances, other than pursuant to applicable securities laws.

(c) For purposes of this Agreement:

(i) “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

(ii) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(iii) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

(iv) “Subsidiary” means, with respect to any Person, any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP (as defined herein) as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by such Person or (b) that is, as of such date, otherwise controlled by such Person by the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Unless otherwise expressly stated, the term “Subsidiary” shall refer to a Subsidiary of the Company.

Section 2.4 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller, the Company or any Subsidiary; (b) conflict with or result in a violation or breach of any provision of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller, the Company or any Subsidiary is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject; (d) result in the creation or imposition of any Encumbrance on the Securities or any properties or assets of the Company or any Subsidiary; or (e) result in the loss or impairment of, diminish or detract from, or interfere with the value, use or ownership of any properties or assets of Seller, the Company or any Subsidiary. No consent, approval, waiver or authorization is required to be obtained by Seller or the Company or any Subsidiary from any Person in connection with the execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby.

Section 2.5 Legal Proceedings; Governmental Orders. Except as set forth on Schedule 2.5 of the Disclosure Schedules, there is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened (a) against or by the Company or any Subsidiary affecting any of their respective properties or assets (or by or against Seller or any affiliate thereof and relating to the Company or any Subsidiary); or (b) against or by the Company, any Subsidiary, Seller or any affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There is no outstanding order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and no unsatisfied judgments, penalties or awards against or affecting the Company or any Subsidiary or any of their properties or assets.

Section 2.6 Compliance With Laws; Permits. The Company and each Subsidiary has complied, and is now complying, with all laws applicable to it or its business, properties or assets. All permits, licenses, approvals, authorizations, registrations, certificates and similar rights required to be obtained from Governmental Authorities for the Company and each Subsidiary to conduct its respective business or own its respective properties or assets have been obtained by it and are valid and in full force and effect.

Section 2.7 Financial Statements.

(a) True, correct and complete copies of the Company’s unaudited consolidated balance sheet and statements of operations, shareholders’ equity and cash flows as of and for the eight months ended August 31, 2019 are set forth in Section 2.7 of the Disclosure Schedules (collectively, the “Financial Statements”). The balance sheet of the Company as of August 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b) The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes, in the case of the six-month Financial Statements. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 2.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 2.9 Absence of MAE. Since the Balance Sheet Date, there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

Section 2.10 Employment and Employee Benefit Matters. Neither the Company nor any Subsidiary has any current or prospective employees. The Company and each Subsidiary is, and since January 1, 2016 has been, in compliance in all material respects with: (i) all applicable employment laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all former employees and independent contractors; and (ii) all applicable laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company or any Subsidiary. Neither the Company nor any Subsidiary sponsors, maintains, participates in, contributes to, has any obligation to contribute to or has any Liability in respect of any Benefit Plan nor has the Company or any Subsidiary sponsored, maintained, participated in, contributed to, been obligated to contribute to or had any Liability in respect of any Benefit Plan, except as set forth on Section 2.10 of the Disclosure Schedules. “Benefit Plan” means any plan, program, policy, agreement or other arrangement that provides for retirement, cash balance, savings, profit sharing, deferred compensation, supplemental pension or savings, cash or equity incentive, other equity, medical, dental, vision, health savings, health reimbursement, long-term care or other health, life insurance, accidental death or dismemberment, or other employee insurance, tuition reimbursement, severance, retention, perquisite, fringe benefit or other employee benefit plan, program, policy, agreement or other arrangement, whether or not subject to ERISA, whether written or oral, and whether providing for direct or indirect or actual or contingent Liability. For purposes of this Agreement, “Benefit Plan” shall include, but is not limited to, a Pension Plan (an employee benefit plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA) or Multiemployer Plan (within the meaning set forth in Section 4001(a)(3) of ERISA).

Section 2.11 Tax Representations. Except as disclosed in Section 2.11 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company and any Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Company and any Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid. All deficiencies asserted, or assessments made, against the Company or any Subsidiary as a result of any examinations by any Tax Authority have been fully paid. To Seller’s knowledge, there are no pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments for or with respect to any Liability in respect of Taxes of the Company or any Subsidiary, and there are no liens for Taxes against any assets of the Company or any Subsidiary.

(b) To Seller’s knowledge, there is no examination, audit or administrative or judicial proceeding pending, proposed or threatened against or with respect to the Company and any Subsidiary (or in respect of the income or assets of the Company and any Subsidiary) in respect of any Taxes or Tax Returns. No issue has been raised in writing by any Tax Authority in any examination of the Company or any Subsidiary that, if raised by such Tax Authority with respect to the same or substantially similar facts arising in any other Tax period not so examined, would result in a deficiency for such other period, if upheld. No claim has ever been made by any Tax Authority in a jurisdiction where the Company, Seller or any Subsidiary does not pay Tax or file Tax Returns, in writing to the Seller, Company or any Subsidiary, that such entity is or may be subject to Tax in such jurisdiction or that a Tax Return must be filed by or on behalf of the Company or any Subsidiary in such jurisdiction.

(c) No waiver or extension of the statute of limitations or any extension of time with respect to a Tax assessment, reassessment or deficiency has been given with respect to any amount of Taxes of or with respect to the Company or any Subsidiary or any Tax Returns of or with respect to the Company or any Subsidiary, which period (after giving effect to such extension or waiver) has not yet expired.

(d) No closing agreements, rulings or, to Seller’s knowledge, technical advice memoranda, or, to Seller’s knowledge, similar agreements or rulings with respect to Taxes or Tax Returns have been entered into or issued by any Tax Authority with respect to any of the Company or any Subsidiary (or in respect of the income or assets of the Company or any Subsidiary).

(e) Neither the Company nor any Subsidiary owns any assets that constitute “United States real property interests” within the meaning of Section 897(c) of the Code and the regulations promulgated thereunder.

(f) The amount of Liability of the Company or any Subsidiary for unpaid Taxes for all periods ending on or before June 30, 2019 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of Liability of the Company or any Subsidiary for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g) (i) The amount, as of August 31, 2019, of the “net operating loss deduction” (within the meaning of Section 172 of the Code and the applicable Treasury regulations thereunder), as calculated in accordance Section 2.11(g) of the Disclosure Schedules, that may be carried forward or backward by the Company or any Subsidiary (the “Company NOL”) is not less than Four Hundred Fifty Four Million One Hundred Seventy Four Thousand Two Hundred Twenty Nine Dollars ($454,174,229).

(ii) Section 2.11(g) of the Disclosure Schedules accurately sets forth (i) the dates of expiration of the Company NOL or any portion thereof and the amounts expiring on each such date, (ii) a description of each limitation, if any, on the amount or usage of the Company NOL under (A) Section 381, 382, 383 or 384 of the Code or any regulation promulgated under any of such Sections (including each limitation as a result of an “ownership change” within the meaning of Section 382 of the Code and regulations thereunder and, for each ownership change, the date and amount of the limitation and the methodology used to calculate the limitation), (B) any regulation promulgated under Section 1502 of the Code, or (C) any election made by or on behalf of the Company or such Subsidiary, and (iii) information setting forth the states in which the Company has net operating losses for state income tax purposes. Seller further represents that it has not undergone an “ownership change” within the meaning of Section 382 of the Code and regulations thereunder with regards to the Company NOL.

(h) For purposes of this Agreement:

(i) “Taxes” means all federal, state, local, and foreign income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions to tax or penalties with respect thereto and any interest in respect of such additions or penalties.

(ii) “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, administration or imposition of any Taxes.

(iii) “Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 2.12 Company Contracts; Insurance.

(a) Section 2.12 of the Disclosure Schedules lists each contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indentures, joint venture and any other agreement, commitment and legally binding arrangement, whether written or oral (each, a “Contract”), to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective properties and assets are subject (including, without limitation, any “side letters” entered into by Seller related to Equity Interests or other assets owned by the Company or any Subsidiary), in all such cases having a commitment of $100,000 or more annually (such Contracts set forth in Section 2.12 of the Disclosure Schedules, being “Company Contracts”).

(b) Each Company Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Company Contract which could, individually or in the aggregate with other defaults or notices of termination, reasonably be expected to cause a Material Adverse Effect. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Company Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, which could, individually or in the aggregate with other defaults or notices of termination, reasonably be expected to cause a Material Adverse Effect. Complete and correct copies of each Company Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

(c) Seller has valid and effective insurance policies with the carriers named and providing the insurance coverage to the Company set forth in Section 2.12(c) of the Disclosure Schedules. All such insurance policies are in full force and effect, and neither of the Company nor Seller has received a notice of default or intention not to renew with respect to any such insurance policies. At the date hereof and at the Closing Date (if different), the Company will be a “subsidiary” of Seller, as defined in the insurance policies, and as such, among other things, the directors of the Company will be covered by the directors and officers liability coverage policy of Seller.

Section 2.13 Title to Assets; Real Property. The Company (or its Subsidiaries) has good and valid title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, other than Permitted Encumbrances. Neither the Company nor any Subsidiary owns any real property. For purposes of this Agreement, “Permitted Encumbrances” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like liens arising in the ordinary course of business which are not due and payable as of the Closing Date, (ii) liens arising under original purchase price conditional sale contracts and equipment leases with third parties entered into in the ordinary course, (iii) liens for Taxes not yet due and payable and (iv) other imperfections of title, restrictions or encumbrances of record, if any, which liens, imperfections of title, restrictions or other encumbrances do not materially impair the value or the continued use or occupancy and operation of the specific assets to which they relate substantially in the manner currently operated.

Section 2.14 Intellectual Property.

(a) Section 2.14(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries own or have the right to use all Intellectual Property necessary for the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted (the “Company Intellectual Property”).

(b) (i) The conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any Person, and (ii) no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property.

(c) For purposes of this Agreement, “Intellectual Property” means any and all of the following arising pursuant to the laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

Section 2.15 Ownership of Securities.

(a) The Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances other than pursuant to applicable securities laws. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Shares, free and clear of all Encumbrances other than pursuant to applicable securities laws and pursuant to Encumbrances imposed by or on behalf of Buyer.

(b) The Shares were issued in compliance with applicable laws. The Shares were not issued in violation of the organizational documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) The Shares constitute 20.10% of the outstanding shares of Common Stock of the Company. Upon consummation of the transactions contemplated by this Agreement, the Shares, together with the 799 shares of Common Stock of the Company owned by Seller, shall constitute 100% of the total issued and outstanding capital stock of the Company. Neither the Company nor Seller has or is a party to any outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in the Company or obligating Seller or the Company to issue or sell any capital stock of the Company (including shares of Common Stock), or any other interest, in the Company. Other than the organizational documents of the Company and the Stockholders’ Agreement (as defined herein), there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Common Stock of the Company.

(d) Seller is the sole record and beneficial owner of each of the Notes and has dispositive authority with respect to each of the Notes. The outstanding principal balance on the Notes is set forth on Section 2.15(d) of the Disclosure Schedules. The sale and delivery of the Notes to Buyer pursuant to this Agreement will vest in Buyer legal and valid title to the Notes, free and clear of all Encumbrances other than pursuant to applicable securities laws. Each of the Notes was duly authorized by all necessary corporate action by the Company and was issued and delivered against payment of the consideration therefor specified therein. Each of the Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject as to enforcement to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 2.16 Company Organizational Documents. The certificate of incorporation and by-laws of the Company, each as amended to date, are set forth in Section 2.16(a) and (b), respectively, of the Disclosure Schedules. No action has been taken to further amend, modify or repeal such certificate of incorporation and by-laws of the Company, the same being in full force and effect in the attached form as of the date hereof.

Section 2.17 Brokers. Except as set forth in Section 2.17 of the Disclosure Schedules, no broker, finder, advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Seller.

Section 2.18 Non-Foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (“Code”)) during the applicable period specified in Section 897(c)(1)(A) of the Code.

Section 2.19 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 2, Buyer acknowledges that none of Seller, the Company or any other Person on behalf of the Company, makes any other express or implied representation or warranty whatsoever, and specifically, that none of Seller, the Company or any other Person on behalf of the Company makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Buyer or any of its affiliates or representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or Seller or (ii) the future business and operations of the Company and Seller, including in the case of (i) and (ii) with respect to any information, documents, projections, forecasts or other materials made available to Buyer or its affiliates and representatives in certain management presentations in expectation of the transactions contemplated by this Agreement, and Buyer has not relied on any such information or any representation or warranty not set forth in ARTICLE 2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE 3 are true and correct as of the date hereof. For purposes of this ARTICLE 3, “Buyer’s knowledge” shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 3.1 Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject as to enforcement to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 3.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.3 Investment Purpose. Buyer is acquiring the Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Securities are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.5 Legal Proceedings. There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 3.6 Investment Representations.

(a) Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act;

(b) Buyer is able to financially bear the risks of loss of its entire investment in the Shares issuable in consideration of the Purchase Price hereunder;

(c) Buyer is acquiring the Shares for its own account and not with a view to or for sale in connection with any distribution thereof;

(d) Buyer understands and consents to the placement of a legend on any certificate or other document evidencing Shares stating that such Shares have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof; and

(e) Buyer has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such purchase of the Shares and to make an informed investment decision with respect thereto and has consulted with its own advisors with respect to the purchase of the Shares. Buyer acknowledges and agrees that it is not relying upon any representations or warranties of Seller except the representations and warranties specifically set forth in this Agreement.

ARTICLE 4

CLOSING DELIVERIES

Section 4.1 Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer, or cause the Company to deliver to the Buyer, as applicable, the following:

(a) A stock certificate or certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(b) The agreement relating to the assignment and assumption of each of the Notes, in the form attached hereto as Exhibit B (the “Note Assignment”), each executed by Seller and the Company.

(c) The stockholders agreement, in the form attached hereto as Exhibit C (the “Stockholders Agreement”), executed by the Company and Seller.

(d) A written consent or certified resolutions as adopted by the Company’s Board of Directors, effective simultaneously with the Closing, increasing the size of its Board of Directors to five (5) members and appointing the five (5) individuals named in Section 2.01 of the Stockholders’ Agreement to the Company’s Board of Directors.

(e) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (i) the resolutions of the board of directors (or equivalent managing body) of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder.

(f) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Company certifying as to (i) the resolutions of the board of directors (or equivalent managing body) of Company, duly adopted and in effect, which authorize the execution, delivery and performance of the Stockholders’ Agreement and the Note Assignment, and (ii) the names and signatures of the officers of Company authorized to sign the Stockholders’ Agreement and the Note Assignment and the documents to be delivered thereunder.

(g) A certificate meeting the requirements of IRS Notice 2018-29 and Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

Section 4.2 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) The Purchase Price, paid in accordance with Section 1.2 of this Agreement.

(b) The Note Assignment, executed by Buyer.

(c) The Stockholders’ Agreement, executed by Buyer.

(d) A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (i) the resolutions of the board of directors (or equivalent managing body) of Buyer (or an authorized committee thereof), duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

ARTICLE 5

INDEMNIFICATION

Section 5.1 Survival of Representations and Covenants. Except as set forth in the next sentence with respect to Buyer Fundamental Representations (as defined herein) and Seller Fundamental Representations (as defined herein), the representations and warranties of Seller and Buyer contained in this Agreement and the certificates delivered pursuant to this Agreement shall survive for a period of two (2) years following the Closing Date, and thereafter shall be of no further force or effect. Notwithstanding the foregoing, the Buyer Fundamental Representations and Seller Fundamental Representations shall survive the Closing Date until the expiration of the applicable statute of limitations with respect thereto (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements contained in this Agreement and the certificates delivered pursuant to this Agreement shall survive the Closing Date in accordance with their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 5.2 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE 5, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees (“Buyer Indemnified Parties”) from and against:

(a) all claims, judgments, damages, liabilities (including Tax liabilities), settlements, losses, costs and expenses, including attorneys’ fees and disbursements (a “Loss”), arising from or attributable to any inaccuracy in or breach of any of the representations or warranties of Seller contained in Section 2;

(b) any Loss arising from or attributable to the termination of the Company’s Benefit Plan; or

(c) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered by Seller hereunder (i) that is not a breach of any representation or warranty of Seller contained in Article 2 to the extent covered by Section 5.2(a) or (ii) which is not a Loss under Section 5.2(b). Seller covenants not to file any bankruptcy petition before the 95th day after the date of the settlement payment to the Pension Benefit Guaranty Corporation under the Settlement Agreement, dated as of September 27, 2019

(d) , between Seller and the Pension Benefit Guaranty Corporation.

Section 5.3 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE 5, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees (“Seller Indemnified Parties”) from and against:

(a) All Losses arising from or attributable to any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Section 3 of this Agreement; or

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder that are not a breach of any representation or warranty of Buyer contained in Article 3 to the extent covered by Section 5.3(a).

Section 5.4 Limitation of Indemnification.

(a) Limitations on the Buyer’s Indemnification. Subject to Section 5.4(b), with respect to indemnification for any Losses pursuant to Section 5.2(a), Seller shall not have any liability under Section 5.2(a) unless the aggregate amount of Losses to all Buyer Indemnified Parties exceeds the Seller Basket (as defined herein) and then Seller shall be required to pay or be liable for all such Losses from the first dollar, and no amounts of indemnity shall be payable by Seller which exceed the Seller Indemnity Cap (as defined herein).

(b) Seller Basket and Seller Indemnity Cap Not Applicable.

(i) Subject to Section 5.4(b)(ii), with respect to indemnification for any Losses based upon, attributable to or resulting from any inaccuracy in or breach of any Seller Fundamental Representations, Losses under Sections 5.2(b) or (c), or arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement, the Seller Basket and the Seller Indemnity Cap shall not apply to any such Losses and Seller shall be liable for the full amount thereof, but not to exceed an amount equal to the Purchase Price.

(ii) Notwithstanding anything contained in this Agreement, including Section 5.4(b)(i), no Losses shall arise from or be attributable to any inaccuracy in or breach of any of the representations or warranties of Seller contained in Section 2.11(g), including, for the avoidance of doubt, clause (ii) of Section 2.11(g), unless Company NOL is in the aggregate less than Two Hundred Fifty Million Dollars ($250,000,000).

(c) Limitations on Seller’s Indemnification. Subject to Section 5.4(d), with respect to indemnification for any Losses pursuant to Sections 5.3(a), Buyer shall not have any liability under Section 5.3(a) unless the aggregate amount of Losses to all Seller Indemnified Parties exceeds the Buyer Basket (as defined herein) and then Buyer shall be required to pay or be liable for all such Losses from the first dollar, and no amounts of indemnity shall be payable by Buyer which exceed the Buyer Indemnity Cap (as defined herein).

(d) Buyer Basket and Buyer Indemnity Cap Not Applicable. Notwithstanding anything herein to the contrary, with respect to indemnification for any Losses based upon, attributable to or resulting from any inaccuracy in or breach of any Buyer Fundamental Representations or arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement, the Buyer Basket and the Buyer Indemnity Cap shall not apply to any such Losses and Buyer shall be liable for the full amount thereof, but not to exceed an amount equal to the Purchase Price.

(e) Certain Definitions. For purposes of this Agreement:

(i) “Buyer Basket” means One Hundred Seventy-Five Thousand Six Hundred Twenty-Seven Dollars ($175,627).

(ii) “Buyer Indemnity Cap” means Seven Million Twenty-Five Thousand Eighty Dollars ($7,025,080).

(iii) “Buyer Fundamental Representations” means Buyer’s representations and warranties set forth in Sections 3.1 (Organization and Authority of Buyer; Enforceability), 3.4 (Brokers) and 3.6 (Investment Representations).

(iv) “Seller Basket” means One Hundred Seventy-Five Thousand Six Hundred Twenty-Seven Dollars ($175,627).

(v) “Seller Indemnity Cap” means Seven Million Twenty-Five Thousand Eighty Dollars ($7,025,080).

(vi) “Seller Fundamental Representations” means Seller’s representations and warranties set forth in Sections 2.1 (Organization and Authority of Seller; Enforceability), 2.2 (Organization, Authority and Qualification of the Company), 2.11(g) (Company NOL), 2.15 (Ownership of Securities) and 2.17 (Brokers).

(f) Materiality Scrape. For purposes of this ARTICLE 5, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(g) No Duplications. Any liability for indemnification under this ARTICLE 5 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Without limiting the generality of the preceding sentence, if a single statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligations in Section 5.2 or Section 5.3 of this Agreement or the Note Assignment, no recovery of duplicative Losses shall be allowed.

Section 5.5 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that (i) the Indemnifying Party forfeits rights or defenses by reason of such failure or (ii) such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any Third-Party Claim (as defined herein) for which the Indemnified Party is entitled to indemnification hereunder. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement (a “Third-Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, which shall include Loeb & Loeb LLP and Norton Rose Fulbright US LLP. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Third-Party Claim in such manner as it may deem appropriate, including, but not limited to, settling such Third-Party Claim, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 5.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE 5, the Indemnifying Party shall satisfy its obligations within thirty (30) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such thirty (30) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to five (5)%. Such interest shall be calculated daily on the basis of a three hundred sixty five (365) day year and the actual number of days elapsed, without compounding.

Section 5.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for all purposes, unless otherwise required by Law.

Section 5.8 Cumulative Remedies. The rights and remedies provided in this ARTICLE 5 in connection with Losses arising from or relating to any breach of representation or warranty, or breach or non-fulfillment of any covenant, agreement or obligation to be performed by either party pursuant to this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby. Notwithstanding anything else contained herein, neither party shall seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith. Nothing in this ARTICLE 5 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Expenses. Except as otherwise provided in Section 1.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.2 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.3):

If to Seller:	GlassBridge Enterprises, Inc.
510 Madison Ave, 9th Floor
New York, New York 10022
Facsimile:
E-mail: dstrauss@glassbridge.com
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Facsimile: (212) 656-1076
E-mail: lrothenberg@loeb.com
Attention: Lloyd L. Rothenberg, Esq.

If to Buyer:	ORIX Corporation USA
1717 Main Street, Suite 1100
Dallas, Texas 75201
E-mail: Benjamin.Price@orix.com
Attention: Benjamin Price, Assistant General Counsel

ORIX Corporation USA
280 Park Avenue
New York, NY 10017
E-mail: Gregory.Raykher@orix.com
Attention: Gregory Raykher

ORIX Corporation USA
280 Park Avenue
New York, NY 10017
E-mail: Neil.Winward@orix.com
Attention: Neil Winward

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Facsimile: (212) 318-3400
E-mail: sheldon.nussbaum@nortonrosefulbright.com
Attention: Sheldon G. Nussbaum, Esq.

Section 6.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.6 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 6.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.8 No Third-Party Beneficiaries. Except as provided in ARTICLE 5, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.9 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 6.12 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 6.13 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.14 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 6.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

GlassBridge Enterprises, Inc.

By:
Name:	Daniel Strauss
Title:	Chief Executive Officer and Chief
Operating Officer

BUYER:

ORIX PTP HOLDINGS, LLC

By: ORIX Corporate Capital Inc.,
its sole member

By:
Name:	Paul E. Wilson
Title:	Chief Financial Officer

Exhibit A

Allocation Schedule

The Purchase Price shall be allocated as follows:

Shares	$4,562,700
Levy Note	$9,000,000
Sport-BLX Note	$4,000,000

Exhibit B

Form of Note Assignment

Exhibit C

Form of Stockholders’ Agreement